                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

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                    New England Investment Companies, L.P.
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                    New England Investment Companies, L.P.
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                    NEW ENGLAND INVESTMENT COMPANIES, L.P.
                              399 BOYLSTON STREET
                          BOSTON, MASSACHUSETTS 02116

                               ----------------

                   NOTICE OF SPECIAL MEETING OF UNITHOLDERS

                                AUGUST 25, 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that a Special Meeting of Unitholders of New England Investment Companies, L.P. ("NEIC" or the "Partnership") will be held at the principal office of the Partnership, 399 Boylston Street, Boston, Massachusetts on August 25, 1997 at 10:00 a.m., local time (the "Meeting"), for the following purposes, as more fully described in the accompanying Proxy
Statement:

    1. To consider and vote upon a proposal (the "Incentive Plan Proposal") to approve the Partnership's 1997 Equity Incentive Plan, a copy of which is set forth as Annex A to the accompanying proxy statement; and

    2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

  The Board of Directors of New England Investment Companies, Inc. has fixed the close of business on July 16, 1997, as the record date for the determination of Unitholders entitled to notice of and to vote at the Meeting. Only Unitholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting.

  Each Unitholder, regardless of whether he or she now plans to attend the Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any Unitholder of record present at the Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Meeting.

                                          Edward N. Wadsworth
                                          Secretary of New England Investment
                                           Companies, Inc., General Partner

July 23, 1997

                    NEW ENGLAND INVESTMENT COMPANIES, L.P.

                                PROXY STATEMENT

                        SPECIAL MEETING OF UNITHOLDERS
                         TO BE HELD ON AUGUST 25, 1997

  This Proxy Statement is being furnished to Unitholders of New England Investment Companies, L.P. ("NEIC" or the "Partnership") in connection with the solicitation of proxies by the Board of Directors of New England Investment Companies, Inc. ("NEIC Inc." or the "General Partner"), the general partner of the Partnership, for use at the Special Meeting of Unitholders (including any adjournments or postponements thereof) to be held at the principal office of the Partnership, 399 Boylston Street, Boston, Massachusetts, on August 25, 1997 at 10 a.m. local time (the "Meeting"). This Proxy Statement relates to the approval of the Partnership's 1997 Equity Incentive Plan, a copy of which is set forth as Annex A to this Proxy Statement (the "Incentive Plan").

  All costs of solicitations of proxies will be borne by the Partnership. In addition to solicitation of proxies by mail or telegram, proxies may be solicited personally or by telephone by officers and employees of the Partnership or the General Partner, none of whom will be specially compensated for such solicitation.

  The holders of record of units of limited partnership interest ("LP Units") and of units of general partnership interest ("GP Units" and, together with the LP Units, "Units") of the Partnership at the close of business on July 16, 1997 are entitled to receive notice of and to vote at the Meeting. As of that date, the Partnership had issued and outstanding 43,954,174 LP Units and 110,000 GP Units, all of which GP Units are held by NEIC Inc. Each Unit is entitled to one vote on each matter to come before the Meeting.

  If the enclosed proxy is properly signed and returned and not revoked, the Units represented thereby will be voted at the Meeting. If the Unitholder specifies in the proxy how the Units are to be voted, they will be voted accordingly. If the Unitholder does not specify how the shares are to be voted, then they will be voted to approve the Incentive Plan. Any Unitholder has the right to revoke such Unitholder's proxy at any time before it is voted by attending the Meeting and voting in person, by filing with the Secretary of the General Partner an instrument in writing revoking the proxy or by delivering to the Secretary a newly executed proxy bearing a later date.

  Consistent with Delaware state law and the Partnership's agreement of limited partnership (the "Partnership Agreement"), a majority of the Units entitled to be cast on the proposal to approve the Incentive Plan (the "Proposal"), present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the General Partner to act as inspector of election for the Meeting. Approval of the Proposal will require the affirmative vote of a majority of Units in attendance at the Meeting, present in person or represented by proxy. The inspector of election will count the total number of votes cast "for" approval of the Proposal for purposes of determining whether sufficient affirmative votes have been cast. The inspector of election will count Units represented by proxies that withhold authority to vote either for the Proposal or that reflect abstentions and "broker non-votes" (i.e., Units represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on that particular matter) only as Units that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on any matter. Metropolitan Life Insurance Company ("MetLife"), through a wholly owned subsidiary, and Reich & Tang, Inc. ("RTI"), the holders of 47.3% and 14.2% of the Partnership's outstanding Units on July 16, 1997, respectively, have indicated their intention to vote in favor of the Proposal.

  The Board of Directors of the General Partner (the "Board of Directors") knows of no other matters to be presented at the Meeting. If any additional matters should properly come before the Meeting, it is the intention of the persons appointed as proxy to vote on such matters in accordance with their judgment.

  This Proxy Statement is being mailed on or about July 23, 1997 to Unitholders of the Partnership of record on July 16, 1997 (the "Record Date").

  The principal executive offices of the Partnership are located at 399 Boylston Street, Boston, Massachusetts 02116, telephone (617) 578-3500.

                               ----------------

              THE DATE OF THIS PROXY STATEMENT IS JULY 23, 1997.

                                  PROPOSAL 1

                          APPROVAL OF INCENTIVE PLAN

  On June 17, 1997, the Board of Directors adopted the Incentive Plan, subject to Unitholder approval. A copy of the Incentive Plan is set forth as Annex A to this Proxy Statement. The Incentive Plan has been established to advance the interests of NEIC by enabling NEIC to provide equity-based or cash incentives to selected employees, directors and other persons who provide services to NEIC and Affiliates. Affiliates are defined in the Incentive Plan and include (but are not limited to) the investment management, distribution and consulting firms owned by NEIC.

CERTAIN INFORMATION REGARDING THE PARTNERSHIP

  Under existing tax law, the Partnership will, effective January 1, 1998 (and in some circumstances earlier), no longer be treated as a partnership for federal income tax purposes. Prior to such change of tax status, the Partnership and the ownership thereof is expected to be restructured in accordance with the terms of the Partnership Agreement, which confers broad authority and absolute discretion on the General Partner to effect (or not to effect) a restructuring (a "Restructuring"). Additional information regarding a Restructuring is contained under the caption "Possible Future Restructuring of the Partnership" in Item 1 of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1996.

  Certain proposals are pending before Congress which, if enacted, would potentially allow the Partnership to retain its federal income tax status as a partnership. Under the current form of the proposed legislation, NEIC could elect to retain its partnership status upon payment of a surcharge on the gross operating income of the Partnership. As described below, the Incentive Plan is designed to be utilized by the Partnership whether or not the proposed legislation or other legislation affecting NEIC's tax status become effective, whether or not Restructuring occurs, and whether or not NEIC elects, should it have the ability to do so, to remain a partnership for federal income tax purposes.

  Management currently expects that, if a Restructuring occurs, it is likely that the public Unitholders would receive stock of a newly formed public corporation in exchange for their LP Units. The public corporation would also have as initial stockholders any private Unitholders electing to exchange their units for stock of the corporation. The public corporation would own the economic interest in the Partnership (that is, the LP Units) held immediately prior to the Restructuring by the corporation's stockholders. The public corporation would not be expected to carry on any significant additional business. Thus, the public Unitholders' economic participation in the Partnership would shift from direct participation as partners to indirect participation through a publicly traded corporation owning Units in the Partnership.

  The Incentive Plan is designed to operate both before and after any Restructuring, including in the event that no Restructuring occurs, without the need for any modification by the Unitholders or Board of Directors. Prior to the Restructuring, awards under the Incentive Plan relate to LP Units. From and after any Restructuring, awards will relate to the equity of the surviving public entity, which is expected to be the common stock of the public corporation described above (the "Public Entity"). The Incentive Plan also contemplates that certain awards may be based solely on private LP Units even after a Restructuring. As used herein, the term "Share" refers, (i) before the Restructuring, to an LP Unit and (ii) upon and following the Restructuring, to shares of the equity of the Public Entity except to the extent awards are made explicitly with respect to private LP Units.

GENERAL DESCRIPTION OF THE INCENTIVE PLAN

  Six million Shares (subject to adjustment for stock splits and similar events) have been reserved for issuance under the Incentive Plan. The Incentive Plan is intended to supplement NEIC's 1993 Equity Incentive Plan, as amended (the "1993 Plan"), under which 1,774,000 LP Units had been authorized for issuance. As of July 16, 1997, 1,020,063 LP Units under this plan remain subject to grant; management's expectations are that the grants of these LP Units will be made in the near future. Virtually all of the grants already made under this plan were to employees of NEIC's Affiliates, particularly of firms which have been acquired by NEIC since adoption of the plan.

  As of June 30, 1997, the closing price of the Partnership's LP Units on the New York Stock Exchange was $25.875 per unit.

  In addition to options to acquire Shares, any of the following incentives may be awarded to participants under the Incentive Plan: Share appreciation rights ("SARs"); restricted Shares; unrestricted Shares; awards entitling the recipient to delivery in the future of Shares or other securities; securities which are convertible into or exchangeable for Shares and cash bonuses. These awards may be conditioned in whole or in part on the satisfaction of specified performance criteria. The exercise price of options granted under the Incentive Plan may not be less than the fair market value of the underlying Shares on the date of grant. No awards will be granted under the Incentive Plan until it is approved by Unitholders, or after June 16, 2007 (although awards granted prior to that day may continue thereafter). The Incentive Plan is intended to qualify for exemption under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act").

  The Incentive Plan will be administered by a committee of the Board of Directors of the General Partner (the "Committee"). Subject to the terms of the Incentive Plan, the Committee has the authority to interpret the plan, to select participants, to determine the number of shares covered by each award, to determine the exercise price (if any) and other terms of the award, to modify or waive the conditions of any award, to prescribe rules, procedures and forms, and generally to do all things necessary to carry out the purposes of the Incentive Plan. Participants in the Incentive Plan are such employees, directors and other individuals or entities providing services to NEIC, the Public Entity or their Affiliates as may be selected from time to time by the Committee. (The term "Public Entity," as defined in the Incentive Plan, refers to the entity whose shares or interests are publicly traded. As noted above, the Public Entity is likely to be the public corporation following any Restructuring and will be NEIC so long as no Restructuring occurs.) NEIC estimates that, as of the date of this Proxy Statement, at least 300 employees of NEIC and its Affiliates are eligible to receive awards under the Incentive Plan.

  The Committee may amend the Incentive Plan or any outstanding award, subject to the rights of the holder of such award, for any purpose permitted by law, or may terminate the Incentive Plan as to any further grants of awards.

  "Incentive stock options" ("ISOs") may be granted under the Incentive Plan only to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Internal Revenue Code. In general, the ISO rules under the Internal Revenue Code limit ISO tax treatment to awards (meeting certain other requirements) that are made to employees of an entity that is taxable as a corporation for federal income tax purposes, and require shareholder approval by the stockholders of the granting corporation. (See "Federal Tax Effects" below.)

  Awards under the Incentive Plan are not transferable except as the Committee otherwise expressly provides. The Committee may impose vesting or exercisability provisions in connection with any award, including provisions for the exercise or retention of an award following termination of service. Except as so provided, an award requiring exercise will cease to be exercisable and all other awards to the extent not vested will be forfeited upon termination of the participant's employment or other service relationship with the Company. The exercise or purchase price of an award is to be paid in cash unless the Committee provides for payment in another form. The Committee may provide for the payment of dividend equivalents with respect to any Shares subject to an award, and may provide that upon exercise of an award the participant will receive a new award of like kind covering a number of Shares equal to the number for which the first award was exercised. The Committee may, but need not, also provide for the holding back of shares under an award (or for the tendering of previously owned shares by a participant) to satisfy tax withholding requirements in connection with an award.

  In the event of (i) a consolidation or merger occurring prior to any Restructuring in which NEIC, L.P. does not survive as an entity or which results in the acquisition of substantially all of the Units by a single person or entity or by a group of persons and/or entities acting in concert, or (ii) a consolidation or merger occurring after a Restructuring in which the Public Entity is not the surviving entity or which results in the acquisition of substantially all the voting stock or other voting interests (as the case may be) of the Public Entity by a single person or entity or by a group of persons and/or entities acting in concert, or (iii) a sale or transfer, occurring prior to any Restructuring, of all or substantially all of NEIC's assets, or
(iv) a sale or transfer, occurring after any Restructuring, of all or substantially all of the Public Entity's assets (including for purposes of this clause (iv), if substantially all the assets of the Public Entity consist of Units, a sale of all or substantially all of NEIC's assets), or (v) a dissolution or liquidation of the Public Entity occurring after any Restructuring, or a dissolution or liquidation of NEIC occurring at any time (each of the foregoing being a "Covered Transaction"), the vesting or exercisability of all outstanding awards will be accelerated immediately prior to the consummation of such Covered Transaction, unless, in the case of any award, the Committee provides for one or more substitute or replacement awards from, or the assumption of the existing award by, the acquiring entity (if any) or its affiliates on terms substantially similar to those imposed under the awards. As of the effective time of such Covered Transaction, all outstanding awards requiring exercise will cease to be exercisable and all other awards, to the extent not fully vested, will be forfeited. A Restructuring is not a Covered Transaction.

  In the event of an "assignment" as defined in the Investment Company Act of 1940 and the Investment Advisers Act of 1940 of the investment advisory contracts between NEIC (and its controlled entities), on the one hand, and its (their) investment advisory clients, on the other hand, then outstanding awards requiring exercise will immediately become exercisable and all unvested awards then outstanding shall immediately vest (become free of restrictions under the Plan). A Restructuring shall not be deemed to result in accelerated vesting or exercisability of awards as the result of such an assignment.

  All rights to receive Shares under the Incentive Plan shall be exercisable or enforceable solely against NEIC and all Shares or LP Units forfeited, returned or paid over to NEIC under the Incentive Plan shall be forfeited, returned or paid over to NEIC, which with respect to periods following any Restructuring shall make such arrangements as the Committee deems necessary and appropriate and which are acceptable to NEIC and the Public Entity to obtain Shares from the Public Entity or from shareholders of the Public Entity to satisfy awards granted hereunder and otherwise to make adjustments reflecting forfeitures or other transactions in Stock. In respect of awards made to persons employed by or performing services to the Public Entity, such arrangements may include the issuance of Shares directly by the Public Entity. To the extent that the exercise of options or other awards granted under the Incentive Plan result in any dilution of equity values, such dilution will be spread equally to all Unitholders.

FEDERAL TAX EFFECTS

  The following discussion summarizes certain federal income tax consequences of the grant and exercise of Share options under the Incentive Plan, based on the federal income tax laws in effect on the date of this Proxy Statement. The summary does not purport to be a complete description of federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-United States taxes.

  The federal income tax rules associated with the award by a partnership of partnership interests in exchange for services are subject to some uncertainty. The following discussion, insofar as it relates to the grant and exercise of options to acquire LP Units (for so long as NEIC is treated as a partnership for federal income tax purposes), generally assumes that the principles of Section 83 of the Internal Revenue Code, and the regulations and rulings thereunder, apply to transfers of LP Units to employees and other service-providers. If principles different than those contained in Section 83 of the Internal Revenue Code were applied to the award of LP Units under the Incentive Plan, the federal income tax consequences to the Partnership, its subsidiary entities, the General Partner, and the participants in the Incentive Plan could differ from those described below.

  In general, an optionee realizes no taxable income upon the grant of a non-statutory option, but realizes ordinary income in connection with the exercise of the option in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. A corresponding deduction is available to the employer. Upon a subsequent sale or exchange of the shares, any gain or loss recognized in connection with the sale or exchange is treated as a capital gain or loss for which the employer is not entitled to a deduction.

  "Incentive stock options" or ISOs are options to acquire stock of a corporation (or an entity taxable as a corporation for federal income tax purposes) that meet certain qualification requirements under Section 422 of the Internal Revenue Code. Options awarded under the Incentive Plan could qualify as ISOs only if awarded by a Public Entity taxable as a corporation, and then only if awarded to employees of the Public Entity or of certain corporate subsidiaries of the Public Entity. The ISO rules also require that a plan under which ISOs are awarded be approved by the shareholders of the granting corporation. If the Partnership is the Public Entity following the Restructuring and is then treated as a corporation for federal income tax purposes, it is unclear whether approval of the Incentive Plan by the Unitholders prior to the Restructuring would satisfy the ISO shareholder approval requirement. Subject to the foregoing, awards of options qualifying as ISOs under the Incentive Plan would be treated as follows for federal income tax purposes: In general, an optionee would realize no taxable income upon the grant or exercise of the ISO, although exercise of the ISO could result in an alternative minimum tax to the optionee. With certain exceptions, if a disposition by the optionee of shares purchased under the ISO were to occur within two years from the date of grant or within one year after exercise (a "disqualifying disposition"), the disqualifying disposition would result in ordinary income to the optionee, in the year of the disposition, equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized in the disposition would be treated as a capital gain. If the optionee did not dispose of the shares until after the expiration of these one-year and two-year holding periods, any gain or loss recognized upon a subsequent sale would be treated as a long-term capital gain or loss. In general and notwithstanding the foregoing, an ISO is treated for federal income tax purposes as a non-statutory option to the extent it (together with other ISOs awarded to the optionee by the employer or its parent or subsidiary corporations) first becomes exercisable in any calendar years for shares having a grant-date fair market value in excess of $100,000, or if it is exercised by the optionee more than three months following termination of employment (one year following termination by reason of permanent and total disability).

  Miscellaneous. Subject to the limitations described below, a deduction should be available to the employer, in general, with respect to the ordinary income associated with the exercise of a non-statutory option or the disqualifying disposition of shares acquired upon exercise of an ISO. In certain circumstances, the "golden parachute" provisions or the Section 162(m) ("$1 million deduction limit") provisions of the Internal Revenue Code could limit this deduction.

  Transfers by the Partnership or any subsidiary of the Partnership of Shares in connection with the performance of services may be deemed to give rise to gain to the Partnership or other employer entity, in an amount up to the fair market value of the Shares transferred. Any such gain, if required to be recognized, could among other things reduce or eliminate the benefit of any deduction associated with awards under the Incentive Plan.

  As of the date of this proxy statement, there are pending before Congress at least two tax bills either of which, if enacted in its present form, would affect the federal income tax treatment of capital gains among other items. The description of tax consequences described herein is based on the law as in effect on the date of this proxy statement and does not take into account the pending legislation.

  For those participants who are common law employees, ordinary income associated with awards under the Incentive Plan will, in general, be treated as "wages" subject to withholding. Payments to independent contractors are not subject to wage withholding.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 1. AN AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AT THE MEETING IS REQUIRED FOR APPROVAL.

                            EXECUTIVE COMPENSATION

  The following table sets forth all plan and non-plan compensation paid during the last three years to the chief executive officer and to all persons who served as executive officers of the Partnership in 1996 (such persons being hereinafter collectively referred to as the "Named Executive Officers"):

                                                               LONG-TERM
                            ANNUAL COMPENSATION              COMPENSATION
                          ------------------------ ---------------------------------
NAME AND                                                 RESTRICTED     ALL OTHER
PRINCIPAL POSITION        YEAR  SALARY    BONUS    OTHER UNIT AWARDS COMPENSATION(1)
------------------        ---- -------- ---------- ----- ----------- ---------------
Peter S. Voss...........  1996 $467,500 $1,357,125  --       --          $51,621
 Chairman and Chief       1995  440,000  1,020,000  --       --           48,946
 Executive Officer        1994  400,000    400,000  --       --           16,005
G. Neal Ryland..........  1996  248,750    288,750  --       --           28,812
 Executive Vice Presi-
 dent and                 1995  235,000    235,000  --       --           27,512
 Chief Financial Officer  1994  220,000    150,000  --       --           22,459
Sherry A. Umberfield....  1996  214,167    186,244  --       --           25,217
 Executive Vice Presi-
 dent,                    1995  205,000    140,000  --       --           24,375
 Corporate Development    1994  205,000     45,000  --       --           10,861
Edward N. Wadsworth.....  1996  219,375    190,575  --       --           33,572
 Executive Vice Presi-
 dent,                    1995  212,500    145,000  --       --           36,209
 General Counsel and
 Secretary                1994  212,500     53,000  --       --           13,046

--------
(1) With respect to 1996, consists of insurance payments for term life (in each case less than $2,100) and contributions under defined contribution plans as follows: $49,615 for the benefit of Mr. Voss; $28,812 for the benefit of Mr. Ryland; $25,217 for the benefit of Ms. Umberfield; and $33,572 for the benefit of Mr. Wadsworth.

                             RESTRICTED UNIT PLAN

  The Partnership's Restricted Unit Plan ("RUP") permits the award of restricted LP Units to officers, directors and key employees of the Partnership and its subsidiaries. Under the Partnership Agreement, the expense and associated tax benefit of restricted LP Unit grants under the RUP are specially allocated to Metropolitan Life Insurance Company ("MetLife") and Reich & Tang, Inc. ("RTI"), who had originally contributed such LP Units to the RUP, so that publicly traded units bear no expense or related tax deduction for the RUP. There are currently 256,600 LP Units available for grant under the RUP.

                             EMPLOYMENT AGREEMENTS

  NEIC and the General Partner are party to an employment agreement (the "Employment Agreement") dated as of August 16, 1995 (the "Effective Date") with Peter S. Voss providing for the employment of Mr. Voss as Chairman of the Board, Chief Executive Officer and President of the Partnership and the General Partner for an initial term of three years. The term of the Employment Agreement will be automatically extended for an additional two-year period unless terminated by any party prior to the second anniversary of the Effective Date of the Employment Agreement. During the term of the Employment Agreement, Mr. Voss will receive an annual salary established from time to time by the Board of Directors of the General Partner. In addition, Mr. Voss will be entitled to receive an annual bonus determined by the Board. In the event that Mr. Voss is terminated by the Partnership without Cause or Mr. Voss elects to terminate his employment as a result of a Constructive Discharge Event (as defined in the Employment Agreement), Mr. Voss shall be entitled to lump sum payment equal to three times his Salary (as then in effect) and three times his Bonus Amount (as defined in the Employment Agreement). In addition, in the event of such a termination, Mr. Voss shall be deemed to be fully vested in any restricted LP Units or other equity incentives held by him on the date of such termination. In event that the Partnership timely elects not to extend the Employment Agreement for an additional two-year period as described above, Mr. Voss shall be entitled to one times his Salary and one times his Bonus Amount.

  In addition, the Partnership and the General Partner are also party to agreements dated as of August 16, 1995 (the "Named Executive Agreements") with each of G. Neal Ryland, Sherry A. Umberfield and Edward N. Wadsworth providing, in each case, that if the employment of such Named Executive Officer is terminated by the Partnership prior to the third anniversary of the Effective Date of such Named Executive Agreements other than for Cause or disability or if the Partnership constructively Discharges such Named Executive Officer and if Peter S. Voss or his designee, in his capacity as Administrator under the Named Executive Agreements, determines that such termination of employment or Constructive Discharge was not primarily related to such Named Executive Officer's performance or the ordinary course of business, then such Named Executive Officer shall be entitled to lump sum payments equal to one and one-half times his or her salary and his or her bonus amount.

                           COMPENSATION OF DIRECTORS

  Directors of the General Partner who are not employees of the Partnership or its subsidiary firms ("Outside Directors") receive a retainer of $20,000 annually. In addition, the Partnership pays each Outside Director fees of $1,500 per meeting of the Board of Directors attended and $750 per meeting of a Board Committee attended. Chairman of Committees of the Board of Directors who are Outside Directors are paid an additional annual retainer of $1,500. Directors may defer payment of retainer and meeting fees under a directors deferred compensation plan. Mr. Tang had a consulting arrangement with the Partnership that provided for the payment of annual consulting fees of $150,000 through December 31, 1996.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  Charles M. Leighton serves as Chairman, and Paul E. Gray and Oscar L. Tang serve as members, of the Compensation Committee of the Board of Directors of the General Partner of the Partnership. Other members of the Compensation Committee during 1996 were Thomas J. Galligan (until June) and Robert A. Shafto (until October). Mr. Shafto served as Chairman and Chief Executive Officer of New England Mutual Life Insurance Company, MetLife's predecessor with respect to ownership of the General Partner and MetLife's LP Units ("New England Mutual"). Peter S. Voss served on the Board of Directors of New England Mutual through August 29, 1996, the effective date of the manager of New England Mutual with and into MetLife. Mr. Leighton serves on the Board of Directors of MetLife.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets out information as of May 31, 1997 as to (i) each person known by the Partnership to hold 5% or more of the Partnership's outstanding LP Units, (ii) each director of the General Partner, (iii) each Named Executive Officer and (iv) all directors and executive officers of the General Partner as a group. Except as otherwise indicated in the footnotes to this table, the Partnership believes that the persons named in this table have sole voting and investment power with respect to all of the LP Units indicated.

                                             AMOUNT AND NATURE OF  PERCENT OF
              BENEFICIAL OWNER               BENEFICIAL OWNERSHIP    CLASS
              ----------------               --------------------  ----------
Metropolitan Life Insurance Company.........      20,790,000(1)       48.4%
 One Madison Avenue
 New York, New York 10010
Reich & Tang, Inc. .........................       6,284,600(1)       14.6%
 125 Cove Neck Road
 Oyster Bay, New York 11771
Oscar L. Tang+..............................       2,978,244(2)        6.9%
 600 Fifth Avenue
 New York, New York 10020
William S. Antle III+.......................               0(3)          0
Robert J. Blanding+.........................           9,000            **
Paul E. Gray+...............................             500            **
Harry P. Kamen+.............................           2,000            **
Charles M. Leighton+........................           2,654(3)(4)      **
Victor A. Morgenstern+......................       1,000,000(5)        2.3%
Catherine A. Rein+..........................               0             0
Peter S. Voss+*.............................         351,400(6)         **
Neal G. Litvack*............................           7,500(7)         **
G. Neal Ryland*.............................          31,044(8)         **
Sherry A. Umberfield*.......................          50,310            **
Edward N. Wadsworth*........................          39,070            **
All directors and executive officers of the
 General Partner as a group (13 persons)....       4,471,722          10.4%

--------
+  Director.
*  Named Executive Officer.
** Less than 1%.
(1) Does not include 194,800 LP Units and 101,500 LP Units contributed to the RUP by New England Mutual and RTI, respectively, as to which the contributing organizations retain certain income or reversionary rights. The ownership of MetLife shown excludes 110,000 GP Units owned by the General Partner, which represent all GP Units outstanding. All stockholders of RTI are parties to a stockholders' agreement relating to the maintenance of such corporation's status as an "S" corporation under the Internal Revenue Code and which creates numerous reciprocal and other rights relating to the disposition of stock in RTI by the Unitholders.
(2) All Mr. Tang's LP Units are beneficially owned indirectly through stock ownership in RTI, and such LP Units are included in the ownership attributed to RTI set out immediately above. Included are (i) 34,704 LP Units indirectly held by a trust for the lifetime benefit of Mr. Tang of which Mr. Tang is one of two trustees, and (ii) 845,518 LP Units indirectly held by trusts for Mr. Tang's children, as to which Mr. Tang disclaims beneficial ownership. Mr. Tang is a director of the General Partner.
(3) Does not include accounts holding values equal to 570 LP Units and 10,379 LP Units for Messrs. Antle and Leighton, respectively, under a plan whereby directors of the General Partner can defer some or all of their Board retainer and meeting fees.
(4) Includes 577 units owned by Mr. Leighton's spouse, as to which he disclaims beneficial ownership.
(5) Includes 250,000 LP Units held by a limited partnership of which Mr. Morgenstern serves as general partner.
(6) Includes 300 LP Units held by a child of Mr. Voss, as to which Mr. Voss disclaims beneficial ownership, and 1,100 LP Units held by a trust of which Mr. Voss is trustee.
(7) Represents units awarded under the RUP that are subject to vesting over the next two years.
(8) Includes 1,700 LP Units held by Mr. Ryland's children, as to which he disclaims beneficial ownership.

                                                                        ANNEX A

                       NEW ENGLAND INVESTMENT COMPANIES

                          1997 EQUITY INCENTIVE PLAN

1. DEFINED TERMS

  Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain provisions relating to those terms.

2. IN GENERAL

  The Plan has been established to advance the interests of NEIC by giving selected Employees, directors and other persons (including both individuals and entities) who provide services to NEIC equity-based or cash incentives through the grant of Awards. No Awards may be granted under the Plan after June 16, 2007, but Awards granted prior to that date may extend beyond that date.

3. ADMINISTRATION

  The Administrator has discretionary authority, subject only to express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to affect adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such communication.

4. SHARES SUBJECT TO THE PLAN

  A maximum of 6,000,000 Shares may be delivered under the Plan, subject to adjustment under Section 7. For purposes of the preceding sentence, the following Shares shall not be deemed to have been issued under the Plan; (i) Shares remaining under an Award that terminates without having been exercised in full (in the case of an Award requiring exercise); (ii) Shares subject to an Award, where cash is delivered to a Participant in lieu of such Shares;
(iii) Restricted Shares that have been forfeited in accordance with the terms of the applicable Award; and (iv) Shares held back, in satisfaction of tax withholding requirements, from Shares that would otherwise have been delivered pursuant to an Award. The number of Shares issued under an Award shall be determined net of any previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes.

5. ELIGIBILITY AND PARTICIPATION

  The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to NEIC who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of NEIC. Eligibility for ISOs is further limited to those individuals whose employment status with respect to the Public Entity (if a corporation for federal income tax purposes) or its corporate subsidiaries would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

6. RULES APPLICABLE TO AWARDS

 a. ALL AWARDS

  (1) Performance Objectives. Where rights under an Award depend in whole or in part on attainment of performance objectives, actions by NEIC that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the Award unless accomplished by a change in the express terms of the Award or other action that is without substantial consequence except as it affects the Award.

  (2) Alternative Settlement. The Administrator retains the right, provided the holder of the Award consents, at any time to extinguish rights under an Award in exchange for payment in cash, Shares (subject to the limitations of Section 4) or other property on such terms as the Administrator determines.

  (3) Transferability Of Awards. Except as the Administrator otherwise expressly provides, Awards (other than an Award in the form of an outright transfer of cash or Unrestricted Shares) may not be transferred other than by will or by the laws of descent and distribution. During a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

  (4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable. Unless the Administrator expressly provides otherwise, an Award requiring exercise will cease to be exercisable, and all other Awards to the extent not already fully vested will be forfeited, immediately upon the cessation (for any reason, including death) of the Participant's employment or other service relationship with NEIC.

  (5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back Shares from an Award or permit a Participant to tender previously owned Shares in satisfaction of tax withholding requirements.

  (6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Shares subject to an Award.

  (7) Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with NEIC, or any rights as a shareholder except as to Shares actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of NEIC to the Participant.

 b. AWARDS REQUIRING EXERCISE; SPECIAL RULES

  (1) Time And Manner of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

  (2) Payment Of Exercise Price, If Any. Where the exercise of any Award is to be accompanied by payment, such payment shall be by cash or check acceptable to the Administrator except as otherwise provided in the Award or as otherwise determined by the Administrator.

7. EFFECT OF CERTAIN TRANSACTIONS

 a. MERGERS, ETC.

  In the event of a Covered Transaction, all outstanding Awards requiring exercise that are then exercisable will cease to be exercisable, and all Awards to the extent not fully vested or exercisable (including Awards subject to performance conditions not yet satisfied or determined) will be forfeited, as of the effective time of the Covered Transaction; provided, however, that immediately prior to the consummation of such Covered Transaction the vesting and exercisability of Awards shall be accelerated unless, in the case of any Award, the Administrator provides for one or more substitute or replacement awards from, or the assumption of the existing Award by, the acquiring or surviving entity (if any) or its affiliates on terms substantially similar (as determined by the Administrator) to those imposed under the Award. For purposes of the preceding sentence, the substitution of stock or other securities of the acquiring or surviving entity or its affiliates for Shares outstanding under an Award (for example, the substitution of restricted stock or securities of an acquiring or surviving entity for restricted Shares) shall be deemed a substitution, replacement or assumption of an award provided for by the Administrator regardless of how such substitution of stock or other securities is effectuated, provided that the restrictions (if any) or other terms of which such substituted stock or other securities are subject are substantially similar to the terms of the Award to which they relate.

  The Administrator may provide in the case of any Award that the provisions of the preceding paragraph shall also apply to (i) mergers or consolidations involving the Public Entity or NEIC, L.P. that do not constitute a Covered Transaction, or (ii) other transactions, not constituting a Covered Transaction, that involve the acquisition of Shares.

 b. CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE SHARES

  (1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of Shares, recapitalization or other change in the capital structure of the Public Entity, or any such change affecting the Units even if NEIC, L.P. is not the Public Entity, the Administrator may make appropriate adjustments to the maximum number of Shares that may be delivered under the Plan under Section 4 and may also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

  (2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to the holders of Shares other than stock dividends or normal cash dividends (including, prior to a Restructuring, or after a Restructuring if NEIC, L.P. is the Public Entity, similar distributions with respect to the Units), mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event (including a repurchase of Shares or Units), if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.

  (3) Continuing Application of Plan Terms. References in the Plan to Shares shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 7.b.(1) or 7.b.(2) above.

 c. ASSIGNMENT OF CERTAIN CONTRACTS

  Notwithstanding any other provision in the Plan or any Award to the contrary, in the event of an "assignment" as defined in the Investment Company Act of 1940 and the Investment Advisers Act of 1940 of the investment advisory contracts between NEIC, L.P. (and its controlled entities), on the one hand, and its (their) investment advisory clients, on the other hand, all then outstanding Awards requiring exercise will immediately become exercisable and all unvested Awards then outstanding shall immediately vest (become free of restrictions under the Plan); provided, that in no event shall a Restructuring be deemed to result in accelerated vesting or exercisability of Awards under this paragraph.

8. RIGHTS ENFORCEABLE AGAINST NEIC, L.P.; CONDITIONS ON DELIVERY OF SHARES

  All rights to receive Shares under the Plan shall be exercisable or enforceable solely against NEIC, L.P. and all Shares forfeited, returned or paid over to NEIC under the Plan shall be forfeited, returned or paid over to NEIC, L.P., which with respect to periods following a Restructuring (if NEIC, L.P. is not the Public Entity) shall make such arrangements as the Administrator deems necessary and appropriate and which are acceptable to NEIC, L.P. and the Public Entity to obtain Shares from the Public Entity or from shareholders of the Public Entity to satisfy Awards granted hereunder and otherwise to make adjustments reflecting forfeitures or other transactions in Shares; provided, that in respect of Awards made to persons employed by or performing services to the Public Entity, such arrangements may include the issuance of Shares directly by the Public Entity. No Shares shall be required to be delivered pursuant to the Plan, nor shall any restriction applicable to Shares previously delivered under the Plan be required to be removed, until: NEIC's counsel has approved all legal matters in connection with the issuance and delivery of such Shares; if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Shares has not been registered under the Securities Act of 1933, as amended, the Administrator may require, as a condition to exercise of the Award, such representations or agreements as the NEIC's counsel may consider appropriate to avoid violation of such Act. The Administrator may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares.

9. AMENDMENT AND TERMINATION

  Subject to the last sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards.

10. NON-LIMITATION OF NEIC'S RIGHTS

  The existence of the Plan or the grant of any Award shall not in any way affect NEIC's right to award a person bonuses or other compensation in addition to Awards under the Plan.

11. GOVERNING LAW

  The Plan shall be construed in accordance with the laws of the State of Delaware.

                                  EXIHIBIT A

                              DEFINITION OF TERMS

  The following terms, when used in the Plan, shall have the meanings and the Plan be subject to the provisions set forth below:

  "ADMINISTRATOR": The Committee, if one has been appointed; otherwise the Board.

  "AFFILIATE": Any corporation or other entity in which either NEIC, L.P. or the Public Entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests. Without regard to the application of the preceding sentence, the Public Entity (if other than NEIC, L.P.), NEIC, L.P. and New England Investment Companies, Inc. (the managing general partner of NEIC, L.P.) shall be deemed Affiliates of one another.

  "AWARD": Any of the following:

    (i) Options ("Options") entitling the recipient to acquire Shares upon payment of the exercise price. Each Option will have an exercise price at least equal to the fair market value of the Shares subject to the option, determined as of the date of grant, and shall have a maximum term not to exceed ten years from the date of grant. The Administrator will determine the medium in which the exercise price is to be paid, the duration of the Option, the time or times at which an Option will become exercisable, provisions for continuation (if any) of option rights following termination of the Participant's employment with NEIC, and all other terms of the Option. No Option awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

    (ii) Rights ("SARs") entitling the holder upon exercise to receive cash or Shares, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Shares have appreciated in value since the date of the Award.

    (iii) Shares subject to restrictions ("Restricted Shares") under the Plan requiring that such Shares be redelivered to NEIC if specified conditions are not satisfied. The conditions to be satisfied in connection with any Award of Restricted Shares, the terms on which such Shares must be redelivered to NEIC, the purchase price of such Shares, and all other terms shall be determined by the Administrator.

    (iv) Shares not subject to any restrictions under the Plan ("Unrestricted Shares").

    (v) A promise to deliver Shares or other securities in the future on such terms and conditions as the Administrator determines.

    (vi) Securities (other than Options) that are convertible into or exchangeable for Shares on such terms and conditions as the Administrator determines.

    (vii) Cash bonuses tied to performance criteria as described at (viii) below ("Cash Performance Awards").

    (viii) Awards described in any of (i) through (vii) above where the right to exercisability, vesting or full enjoyment of the Award is conditioned in whole or in part on the satisfaction of specified performance criteria ("Performance Awards").

    (ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant. The terms of any such grant or loan shall be determined by the Administrator.

Awards may be combined in the Administrator's discretion.

  "BOARD": The Board of Directors of New England Investment Companies, Inc., the managing general partner of NEIC, L.P.

  "CODE": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

  "COMMITTEE": A committee of the Board charged with the responsibility of administering the Plan.

  "COVERED TRANSACTION" means (i) a consolidation or merger occurring prior to a Restructuring in which NEIC, L.P. does not survive as an entity or which results in the acquisition of substantially all of the Units by a single person or entity or by a group of persons and/or entities acting in concert, or (ii) a consolidation or merger occurring after a Restructuring in which the Public Entity is not the surviving entity or which results in the acquisition of substantially all the voting stock or substantially all of the partnership units (as the case may be) of the Public Entity by a single person or entity or by a group of persons and/or entities acting in concert, or (iii) a sale or transfer, occurring prior to a Restructuring, of all or substantially all of NEIC, L.P.'s assets, or (iv) a sale or transfer, occurring after a Restructuring, of all or substantially all of the Public Entity's assets (including for purposes of this clause (iv), if substantially all the assets of the Public Entity consist of Units, a sale of all or substantially all of NEIC, L.P.'s assets), or (v) a dissolution or liquidation of the Public Entity occurring after a Restructuring, or a dissolution or liquidation of NEIC, L.P. occurring at any time. In no event shall a Restructuring itself be considered a Covered Transaction.

  "EMPLOYEE": Any person who is employed by NEIC.

  "ISO": An Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

  "NEIC": NEIC, L.P., the Public Entity, and the Affiliates, or any of them.

  "NEIC, L.P.": New England Investment Companies, L.P., a Delaware limited partnership.

  "PARTICIPANT": An Employee, director or other person providing services to NEIC who is granted an Award under the Plan.

  "PLAN": The New England Investment Companies 1997 Equity Incentive Plan as from time to time amended and in effect.

  "PUBLIC ENTITY": The "Public Entity" described in Section 12(b)(iii) of the Amended and Restated Agreement of Limited Partnership of Reich & Tang, L.P. dated as of September 15, 1993, and NEIC, L.P. if and so long as the Units are publicly traded.

  "RESTRUCTURING": A "Restructuring" as defined in the Amended and Restated Agreement of Limited Partnership of Reich & Tang, L.P. dated as of September 15, 1993.

  "SHARE": Before a Restructuring, a Unit; upon and following a Restructuring, a share of common stock of, or partnership unit or other share of beneficial ownership interest in, the Public Entity (a Unit, if NEIC, L.P. remains the Public Entity). Notwithstanding the foregoing, the term "Shares" shall also include any Special Units that are subject to Awards whether granted before or after a Restructuring.

  "SPECIAL UNITS": Limited partnership units in NEIC, L.P. that (i) if granted before a Restructuring (and if the Public Entity is not NEIC, L.P.) will remain limited partnership units in NEIC, L.P. and will not be exchanged for shares of common stock of, or other shares of beneficial ownership in, the Public Entity at the time of a Restructuring and (ii) are subject to Awards that contain such additional terms and provisions as the Administrator determines to be necessary or appropriate to ensure that the Award continues to provide for an equity interest in NEIC, L.P. (and not, following a Restructuring, in the Public Entity, if other than NEIC, L.P.).

  "UNITS": Limited partnership units in NEIC, L.P.

                    NEW ENGLAND INVESTMENT COMPANIES, L.P.

            REVOCABLE PROXY FOR THE SPECIAL MEETING OF UNITHOLDERS

                          TO BE HELD AUGUST 25, 1997

   SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEW ENGLAND INVESTMENT
                                COMPANIES, INC.

    The undersigned hereby authorizes Peter S. Voss, Edward N. Wadsworth and Jeffrey D. Plunkett, and each of them individually, with power of substitution, to vote and otherwise represent all of the units of partnership interest ("Units") of the Partnership (the "Partnership"), held of record by the undersigned on July 16, 1997, at the Special Meeting of Unitholders of the Partnership to be held at the Partnership's offices, 399 Boylston Street, Boston, Massachusetts, on Monday, August 25, 1997 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

    The undersigned acknowledges receipt of the Notice of Special Meeting of Unitholders and Proxy Statement dated in each case, July 23, 1997. All other proxies heretofore given by the undersigned to vote the Units are expressly revoked.

    THE UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS DESCRIBED ON THE REVERSE HEREOF BY THE UNITHOLDER. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL REFERRED TO IN ITEM 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be signed and dated on the reverse side.)

                                       NEW ENGLAND INVESTMENT COMPANIES, L.P.
                                       P.O. BOX 11404
                                       NEW YORK, N.Y. 10203-0404

            _____
           [_____]


(1) To approve the 1997 Equity Incentive   (2) At their discretion the proxies
    Plan of New England Investment             are authorized to consider and
    Companies, L.P.                            vote upon such other business
                                               as may properly come before the
                                               meeting or any adjournment
                                               thereof.


FOR [X]   AGAINST [X]   ABSTAIN [X]


                                                    Change of Address and
                                                    or Comments Mark Here  [X]

                                                Please sign your name exactly as
                                                it appears hereon. When signing
                                                as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by President or other
                                                authorized officer. If a
                                                partnership, please sign name
                                                by authorized person.


                                                Date:_____________________, 1997

                                                ________________________________
                                                   (Signature of Unitholder)

                                                ________________________________
                                                   (Signature of Additional
                                                          Unitholder)

                                                VOTES MUST BE INDICATED
                                                (X) IN BLACK OR BLUE INK. [X]

SIGN, DATE AND RETURN THIS PROXY
USING THE ENCLOSED ENVELOPE.